Exhibit (b) (15)


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                               ORCHARD SERIES FUND

                          RULE 12b-1 DISTRIBUTION PLAN
                                Distribution Plan

                      Class B Shares of Orchard Value Fund


                                  June 4, 1998


                               Article I. The Plan

      This Distribution Plan (the "Plan") sets forth the terms and conditions on which Orchard Series Fund (the "Company") on behalf of the Orchard Value Fund (the "Fund") will, after the effective date hereof, pay certain amounts to One Orchard Equities, Inc. (the "Distributor") in connection with the provision by the Distributor, of certain services to the Fund and its Class B shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its Class B shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

                Article II. Distribution and Service Expenses

      The Fund shall pay to the  Distributor  a fee in the amount  specified  in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class B shares of the Fund, including, but not limited to:

      (a) compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of the Class B shares;

      (b) printing and mailing of prospectuses, statements of additional information, and reports for prospective purchases of the Fund investing directly in Class B shares;

      (c) compensation to financial intermediaries and broker/dealers to pay or reimburse them for their services or expenses in connection with the distribution of the Fund investing directly in Class B shares;

      (d)   expenses  relating to the development,  preparation,  printing,  and
            mailing  of  Fund  advertisements,   sales  literature,   and  other
            promotional materials describing and/or relating to the Fund;

      (e) expenses of holding seminars and sales meetings designed to promote the distribution of the Class B shares;

      (f) expenses of obtaining information and providing explanations to Fund shareholders regarding Fund investment objectives and policies and other information about the Fund, including performance;

      (g) expenses of training sales personnel regarding the Fund;

      (h) expenses of compensating sales personnel in connection with the sale of shares to the Fund; and

      (i) expenses of personal services and/or maintenance of shareholder accounts with respect to Class B shares attributable to such accounts.

                        Article III. Maximum Expenditures

      The expenditures to be made by the Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Class B shares of the Fund (determined in accordance with the Fund's prospectus as from time to time in effect) on an annual basis to cover distribution expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine.

                     Article IV. Expenses Borne by the Fund

      Notwithstanding any other provision of this Plan, the Fund may bear the respective expenses under any administrative services agreement, as from time to time in effect under the Fund's current prospectus. Except as otherwise contemplated by this Plan, the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

      To the extent that any investment management and administration fees paid by the Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.



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           Article V. Approval by Board of Directors, Shareholders

      This Plan shall not take effect until it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Trustees of the Fund and (ii) those Trustees who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees").

                             Article VI. Continuance

      This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner provided for in Article V.

                            Article VII. Information

      The Distributor shall provide the Board of Trustees, and the Board, and, in particular, the Independent Trustees, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class B shares of the Fund by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

                            Article VIII. Termination

      This Plan may be terminated (a) at any time by vote of a majority of the Independent Directors, or a majority of the Fund's outstanding voting Class B shares, or (b) automatically in the event of its assignment.

                             Article IX. Agreements

      Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

      (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund's then outstanding voting Class B shares.

      (b) That such agreement shall terminate automatically in the event of its assignment.




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                              Article X. Amendments

      This Plan may not be amended to increase materially the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class B shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Trustees in the same manner as is provided for in Article V.

                      Article XI. Preservation of Documents

      The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                       Article XII. Selection of Trustees

      While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Fund shall be committed to the discretion of the Board of Trustees who are not interested persons of the Fund.

                           Article XIII. Defined Terms

      As used in this Plan, the terms "majority of the outstanding voting Class B shares" shall have the same meaning as the phrase "Majority of the outstanding voting securities" has in the Act, and the phrase "interested person" and "assignment" shall have the same meaning as that phrase has in the Act.

      IN WITNESS WHEREOF, the Fund has executed this Distribution Plan effective as of the _________day of _______________1998.


                                    Orchard Series Fund, on behalf of
                                    Orchard Value Fund

                                    By:  /s/ David G. McLeod
                                    Print Name:  David G. McLeod
                                    Title: Treasurer

                                    One Orchard Equities, Inc.


                                    By:  /s/ Beverly A. Byrne
                                    Print Name: Beverly A. Byrne
                                    Title:  Secretary and Compliance




1 As of the date of this Plan, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 under the Act only for the Class B shares (the "Distribution Plan") of the Orchard Value Fund. One Orchard Equities, Inc. serves as distributor for both the Class A shares and Class B shares (the "Distributor").